Exhibit 10.23

November 29, 2023

Assaf Ronen

Assaf Ronen

[***]

Dear Assaf,

Re: Separation Agreement

This will confirm the agreement (the “Agreement”) that has been reached with you in connection with your separation of employment from Payoneer Inc. (the “Company”).

1.	Separation of Employment; Transition Period.

(a)Your last day of employment with the Company will be June 20, 2024 (the “Separation Date”). You and the Company further agree that notwithstanding the foregoing, your active duties as Chief Platform Officer will cease on December 1, 2023 (the “Cessation Date”). From the Cessation Date through the Separation Date (the “Transition Period”), you will be employed in a non-executive position during which period you are not required to report to the Company’s offices or regularly perform work for or on behalf of the Company. During the Transition Period, you will however remain on the Company’s payroll, with all benefits that you participated in prior to the Cessation Date and agree to make yourself available to the Company, for consulting to assist in the transition of your duties as the Company may deem necessary and appropriate. No vacation days will accrue during the Transition Period.

(b)You will receive compensation at your current rate of pay, through the Separation Date, less applicable statutory deductions and authorized withholdings. You will be eligible for a year-end bonus with respect to 2023 performance consistent with your current terms, and payable at the same time that 2023 annual bonuses are paid to similarly situated executives of the Company, but for avoidance of doubt you will not be eligible for or entitled to any annual bonus with respect to 2024 performance.

(c)During the Transition Period, you will be required to inform the Company of any potential new employment and such new employment shall be subject to the prior written consent of the Company, with such consent not to be unreasonably withheld, conditioned or delayed.

2.Separation Benefits. In consideration of your obligations set forth in this Agreement, including but not limited to your consent to the Release set forth in Paragraph 8 below and the execution and non- revocation of the reaffirmation of the release as set forth on Appendix A as of the Separation Date (the “Reaffirmation”), you will receive the following additional separation benefits (collectively, the “Separation Benefits”), to which you are not otherwise entitled:

(a)  Unused Vacation. The Company will pay you the balance of any accrued but unused vacation days with respect to your employment period up until and including the Cessation Date. This payment will be paid on the Cessation Date. You agree to utilize during the Transition Period any vacation days that accrue during the Transition Period and therefore there shall be no accrued but unused vacation days remaining at the end of the Transition Period.

(c)Continued Vesting of Equity Awards. Subject to your execution and non-revocation of the Reaffirmation and compliance with the terms of this Agreement, equity awards comprising restricted stock units (“RSUs”) that have previously been granted to you, that are set forth on Appendix B attached hereto and that have not vested as of the Cessation Date, will continue to vest according to their original vesting schedule and terms up until the Separation Date. For the avoidance of doubt, the vesting of all outstanding equity awards that you hold as of the Separation Date shall immediately cease on the Separation Date and all unvested awards shall be forfeited for no consideration.
(d)Relocation Assistance. You will be reimbursed by the Company in the amount of up to $25,000 for reasonable expenses relating to the shipment of your household goods from Israel to the USA, against receipts submitted to the Company no later than 30 days after they are incurred and will be paid to you by the Company no later than 30 days thereafter. All such expenses should be submitted for reimbursement no later than one month prior to the end of the Transition Period (i.e. – by May 20, 2024).
(e)Unemployment. The Company will not contest any lawful application you make for unemployment compensation benefits; provided, however, that the Company will respond truthfully to all mandatory inquiries directed to it by a governmental agency. It is understood that the Company does not make unemployment compensation benefits eligibility decisions and that the Separation Benefits may affect your eligibility for unemployment compensation benefits.
(f)Full Satisfaction. You agree and acknowledge that the arrangements, payments and benefits referenced herein are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company or any of its affiliates. Except as expressly set forth above, you shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of its affiliates subsequent to your Separation Date.
3.Trading Restrictions. You agree that for the 90 (ninety) day period commencing on the Cessation Date, you are not allowed any trading in Payoneer Global Inc.’s stock, including any sale to cover payment for the exercise price of options and/or for payment of taxes on the exercise of options or settlement of RSUs. For avoidance of doubt, the foregoing does not apply to trades pursuant to any existing 10b5-1 plan as of the Cessation Date. You are reminded that, following the conclusion of such 90 (ninety) day period, trading on the basis of material non-public information, or providing such information to others so that they may trade, is a violation of the federal securities laws. You confirm that during the Transition Period

(i) you shall continue to be subject to and abide by the Payoneer Global Inc. Insider Trading Policy as an employee of the Company, and (ii) the Insider Trading Policy may be enforced on you in any way Payoneer Global Inc. deems reasonably fit for such purpose. Accordingly, any trading in Payoneer Global Inc. stock, including among other things, any sale of stock during the Transition Period and/or any sale to cover payment for the exercise price and/or taxes thereof may only be effected during a Window (as defined in the Insider Trading Policy). As a Section 16 officer, you (i) have informed the Company of any open market trades that you have engaged in during the six-month period prior to the Cessation Date and (ii) agree that you will inform the Company of any trades that you intend to make in Company stock at any time during the 6-month period immediately following the Cessation Date prior to making such a trade.

4.Benefits Coverage. Your eligibility to participate in the Company’s benefits plans, including group health and dental plans and retirement plans, will cease as of the Separation Date. Following the Separation Date, you may be eligible to elect continuation coverage in the Company’s medical plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event that you elect continuation coverage, such coverage shall be at your own expense. COBRA continuation coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and of the medical plans of the Company, which may be amended from time to time.

5.Payment of Salary and Receipt of All Benefits. You acknowledge and represent that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, bonuses, paid time off, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.

6.Confidential Information. You agree that in the course of your employment with the Company you have had access to confidential and proprietary information concerning the business of the Company and its affiliates, including business plans and strategies, business transactions and relationships, credit and financial information, know-how, software and information regarding the clients, shareholders, partners, members, officers and other personnel of the Company and its affiliates (“Confidential Information”). You understand and agree that (a) you will keep such Confidential Information confidential at all times after the Separation Date, (b) you will not make use of such Confidential Information on your own behalf or for any third party, and (c) you have returned or immediately will return to the Company any and all copies, duplicates, reproduction or excerpts of such Confidential Information within your possession, custody or control. Notwithstanding the foregoing, you hereby acknowledge and agree that nothing in this Agreement precludes your ability to (i) communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the

U.S. Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company, or (ii) disclose information which is required to be disclosed by applicable law, regulation, or order or requirement (including without limitation, by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) of courts, administrative agencies, the SEC, any Government Agency or self-regulatory organizations provided that you provide the Company with prior notice of the contemplated disclosure and cooperate at the Company’s expense in seeking a protective order or other appropriate protection of such information (collectively, the “Protected Rights”). Neither the Company nor any of its affiliates may retaliate against you for any of these activities, and nothing in this Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

7.Company Property. All documents and records (electronic, paper or otherwise), materials, software, equipment, and other physical property, including but not limited to smartphones and other mobile devices, ID cards, office access cards, keys, computers, and all copies of the foregoing, whether or not containing Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its affiliates, as applicable. You agree that you have returned or immediately shall return all such Property to the Company on the Separation Date. Notwithstanding the above, you shall be entitled to retain your cellphone and company computer subject to the removal of any Company Confidential Information. In addition, the Company will work with you to port the cellphone number to your personal account.
8.	General Release and Waiver of Claim
(a)You, your heirs, successors, and assigns, hereby knowingly and voluntarily promise, release and forever discharge the Company and its affiliates, together with all of their respective current and former officers, directors, agents, representatives and employees, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the “Release”). This Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Code, the New York State Worker Adjustment and Retraining Notification Act, Section 125 of the New York Workers’ Compensation Law, and the New York State Constitution, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct.

(b)You understand that the foregoing Release does not serve to waive any claims or rights that, pursuant to law, cannot be waived or subject to a release of this kind, such as: (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable retirement plan; and/or (iii) claims arising under or to enforce this Agreement. In addition, nothing in this Agreement limits or waives your right, pursuant to the OWBPA, to seek a judicial determination of the validity of the Agreement’s waiver of claims under the ADEA. Moreover, the foregoing Release does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or parallel agency or to participate in an EEOC or agency investigation, subject to the restriction that if any such charge is filed, you agree not to violate the confidentiality provisions of this Agreement and further agree and covenant that should you or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any EEOC charge, civil action, suit or legal proceeding against the Releasees involving any matter occurring at any time subject to the Release, you will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, or settlement) in such charge, civil action, suit or proceeding.
(c)You hereby represent and warrant that you have not filed or caused to be filed any complaints, charges or lawsuits against the Company or any of the Releasees, and that no such complaints, charges or lawsuits are pending. You further represent and warrant that you have made no assignment or transfer of any Claims subject to this Release.
9.Non-Disclosure. You agree not to disclose this Agreement, including the terms, conditions or negotiation thereof, to anyone other than your immediate family, financial advisor, accountant or attorney, and then only upon the agreement of such person not to disclose such subject matter to any other person, except as may be required by law (including any applicable requirements set forth by the Securities and Exchange Commission); provided, however, that nothing in this Agreement is intended to preclude you from (a) providing truthful testimony on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event you shall notify the Company in writing, unless prohibited to do so by law, as promptly as practicable after receiving any such request and at least ten (10) business days prior to providing such testimony; or (b) reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. If such a protective order or other remedy described in clause (a) of the foregoing sentence is not obtained, or the Company waives compliance with this Agreement, you shall furnish only that portion of such subject matter that is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the subject matter to be disclosed.

10.No Re-employment. You agree that the employment relationship will be permanently and irrevocably severed as of the Separation Date and that you will not reapply or otherwise seek employment with the Company at any time in the future. You further agree that if you do seek reemployment or any other business arrangement with the Company, a rejection by the Company of your application or inquiry will not constitute a violation of this Agreement and Release or a violation of law in any manner whatsoever.

11.Non-Disparagement. Except with respect to the Protected Rights, you agree not to make, or knowingly cause to be made, and the Company shall use reasonable endeavors to ensure that its employees, Board of Directors and officers shall not make or knowingly cause to be made, any statement or communication, written or oral, with the intention of disparaging or otherwise impugning each other and you agree not to make, or knowingly cause to be made any statement or communication, written or oral, with the intention of disparaging or otherwise impugning the business or management of the Company or any of its affiliates, or any of their respective officers, directors, agents, representatives or employees. Except with respect to the Protected Rights, you further agree not to make, or knowingly cause to be made, any statement or communication, written or oral, with the intention of damaging the business or reputation of the Company or any of its affiliates, or the personal or business reputations of any of their respective officers, directors, agents, representatives or employees, or of interfering with, impairing or disrupting the normal operations of the Company or any of its affiliates.
12.Non-Competition and Non-Solicitation of Customers and Employees. Because of your access to Confidential Information and to protect the legitimate business interest of the Company, and in exchange for the valuable consideration provided in this Agreement, you agree that while you are employed and for the period beginning on the Separation Date and ending on December 31, 2024, you will not:
(a)Within any state or territory in which you rendered services to the Company directly or indirectly own, manage, operate, control, be employed by, consult with, provide any services to, participate in or be connected in any manner with any entity that engages in or is about to be engaged in business activities in competition with the Company’s Business. For purposes of this Agreement the Company’s “Business” means electronic cross-border payment platforms and online payments, and refillable debit card services, and such other business activities engaged in by the Company or any of its affiliates from time to time during your employment and/or constituting the then current or planned strategic initiative of the Company or any of its affiliates. Without limiting the foregoing, you shall not engage in any activity that inevitably will require the disclosure of the Company’s or any of its affiliates' trade secrets, proprietary information, or Confidential Information. Nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation whose business is not in competition with the Business, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.

(b)Directly or indirectly (including through any person, corporation, partnership or other business entity of any kind) solicit or service, or seek to solicit or service, the business of any Company customer or potential customer with whom you had contact or knowledge due to your employment with the Company during the last year of your employment. Nor will you attempt to persuade any such customer or potential customer to (i) cease doing business with or lessen its business with the Company or (ii) provide his, her, or its business to any business entity that is associated with you and that is in competition with the Company in its performance of the Business, nor will you assist others to do so. The restrictions of this paragraph (ii) apply only to products and services that are competitive with the products and services of the Company in the course of the Business.

(c)Directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), hire, recruit or solicit for hire, or seek to hire, recruit or solicit for hire, any person who is, at the time of the termination of your employment with the Company, an employee of the Company or any of its affiliates, nor will you assist others to do so. Notwithstanding the above, this Section 12(c) shall not apply to employees whose employment with the Company is involuntarily terminated by the Company.

(d)Cooperation. Following your Separation Date, you agree to cooperate fully with the Company and its affiliates concerning reasonable requests for information about the business of the Company or its affiliates or your involvement and participation therein or the defense or prosecution of any claims or actions of which you might have knowledge by reason of your employment with the Company. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. The Company shall reimburse you for all reasonable expenses you incur as a result of any cooperation you are asked to provide the Company under this Section 12(d).

13.	Acknowledgments.

(a)The Company advises you to consult with an attorney of your choosing concerning the legal significance of this Agreement prior to signing it. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the Release in Paragraph 8 above, with an attorney. You also understand and agree that the Company is under no obligation to offer you the arrangements, payments and benefits referenced herein, and that you are under no obligation to consent to the Release. You acknowledge and agree that the arrangements, payments and benefits referenced herein are sufficient consideration to require you to abide with your obligations under this Agreement. You represent that you have read this Agreement, including the Release, and understand its terms and that you enter into this Agreement freely, voluntarily, and without coercion or undue influence from anyone.

(b)You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement, although you may sign and return it sooner if you so desire. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Agreement for a period of seven (7) days after signing it (the “Revocation Period”). You acknowledge and agree that, if you wish to revoke this Agreement, you must do so in a writing, signed by you and received by the Company no later than the seventh day of the Revocation Period. If no such revocation occurs, the Release and this Agreement shall become effective on the eighth day following your execution of this Agreement. You further acknowledge and agree that, in the event that you revoke this Agreement, it shall have no force or effect, your right to receive any of the Separation Benefits referenced herein will be null and void and your right to receive such payments and benefits pursuant to this Agreement will be forfeited for no consideration (but not any amounts that you would otherwise be entitled to regardless of whether this Agreement is in effect).

(c)Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when actually received, addressed as follows:

If to the Company:If to you:

Elana BricknerAssaf Ronen

Chief People Officer[***]

Payoneer Inc.

150 West 30th Street, Suite 600

New York, NY 10001

Or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

(d)Section 409A. The parties hereto intend that the amounts payable under this Agreement will be exempt from, or otherwise comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, you hereby agree and acknowledge that (a) the Company is not making any representations or promises as to the tax consequences of any amounts payable under this Agreement, including with respect to compliance with the requirements under Section 409A of the Code, (b) you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with the payments contemplated under this Agreement (including the Separation Benefits), including, without limitation, any taxes or penalties under Section 409A of the Code, and (c) the Company will not have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties. Your right to receive any installment payments payable hereunder will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment for purposes of Section 409A of the Code.

Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to you under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and you shall cooperate in good faith to adopt such amendments to this Agreement, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less favorable accounting or tax consequences for the Company.

(e)Withholding. For the avoidance of doubt, any payments made or benefits provided to you under this Agreement will be subject to and reduced by any and all applicable withholding taxes or other amounts required to be withheld by law or by contract.

(f)Validity and Enforcement. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected. Moreover, if any one or more provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law. No waiver by either party of any breach by the other of this Agreement shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This

Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused to be draft any of its provisions.

(g)Entire Agreement. The terms described in this Agreement set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, between the parties, including, without limitation, your offer letter with the Company dated August 31, 2022, as amended. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement. This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company.

(h)Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION, WHICH SHALL BE THE SOLE AND EXCLUSIVE MEANS FOR RESOLVING

SUCH DISPUTES. Such arbitration shall be held in New York City, Borough of Manhattan, State of New York, shall be conducted before a single neutral arbitrator selected by mutual agreement of the parties, and shall be administered by JAMS pursuant to its Employment Rules & Procedures (“JAMS Rules”) and the laws of the State of New York. In the event of any conflict between the JAMS Rules and the procedures set forth in this Paragraph, the procedures in this Paragraph shall control. The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deems just and equitable, including an award of attorneys’ fees to the prevailing party, to the same extent that remedies or relief could be granted by a state or federal court in the United States; provided, however, that the parties agree that punitive damages shall be unavailable in any arbitration under this Agreement. The decision of the arbitrator shall be final, binding and conclusive on all parties and interested persons. Judgment upon the award rendered by the arbitrator may be entered in any federal or state court sitting in the Borough of Manhattan, New York City, New York. The parties hereto shall keep confidential the fact of the arbitration, the dispute being arbitrated and the decision of the arbitrator. Each party shall be responsible for its own costs and expenses, including attorneys’ fees, and each party shall pay an equal share of the arbitrator’s fees. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A

COURT OF LAW BY A JUDGE OR JURY. Notwithstanding the foregoing, this Paragraph 13(h) shall not prevent either party from seeking injunctive relief (or any other provisional remedy) in connection with any breach or threatened breach of Paragraphs 6, 8, 9, 11, or 12, and such action will lie exclusively in the federal and/or state courts sitting in the Borough of Manhattan, New York City, New York.

(i)Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

(j)Non-Admission. The Company’s offer to you of this Agreement is not, and shall not in any way be deemed or construed at any time as, any admission of liability or of any improper conduct on the part of the Company or any of the Releasees against you or any other person, all of which the Company specifically denies.

(k)Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to an affiliate of the Company, or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other entity or person or transfer all or substantially all of its properties, stock, or assets to any other entity or person. This Agreement shall inure to the benefit of and be binding upon you and the Company, their respective successors, executors, administrators, heirs and permitted assigns.

(l)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above. This Agreement shall become effective and irrevocable following expiration of the Revocation Period defined above.

Very truly yours,

Payoneer Inc.

/s/ John Caplan

By:John Caplan

Title:Chief Executive Officer

Agreed to and Accepted: Assaf Ronen

/s/ Assaf Ronen

Dated: Nov 29, 2023

Appendix A

[Omitted]

Appendix B

[Omitted]